ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell
Scott Francis (918) 251-9121	(212) 896-1250
grussell@kcsa.com

ADDvantage Technologies Establishes Presence in the Southwest
with Tulsat-Arizona

Broken Arrow, Oklahoma, July 22, 2015 – ADDvantage Technologies Group, Inc. (NASDAQ:  AEY), announced today that it has opened Tulsat-Arizona, a new subsidiary based in Phoenix, Arizona.  This location will primarily provide cable equipment repair services for customers in the region, as well as expand the Company’s equipment sales reach in the southwestern United States.

“We are excited to open Tulsat-Arizona in the southwest to better serve our national repair accounts and expand our customer base in this region,” said Greg Harlan, Director of Repair Services for ADDvantage Technologies Group.  “This facility, similar to our other service centers, will provide pick-up and delivery service for cable equipment repairs in the region and will repair headend equipment, fiber-optic equipment and transport equipment from most manufacturers.”

“We are committed to maximizing sales opportunities in the cable television market and this new location is an important element in our strategy to strengthen our offering and increase the scale of our operations,” commented David Humphrey, President and CEO of ADDvantage Technologies. “This expansion into Phoenix is expected to enhance our competitive position by growing market share and contributing to the bottom line.”

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. (NASDAQ:  AEY) supplies the cable television (CATV) and telecommunications industries with a comprehensive line of new and used system-critical network equipment and hardware from a broad range of leading manufacturers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony. In addition, ADDvantage operates a national network of technical repair centers focused primarily on CATV equipment and recycles surplus and obsolete CATV and telecommunications equipment.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Arizona, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services and Nave Communications. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.